Exhibit 99.1

HOLLYWOOD MEDIA CORP. REPORTS 2012 SECOND QUARTER RESULTS

BOCA RATON, Fla., August 20, 2012 – Hollywood Media Corp. (Nasdaq: HOLL) today reported financial results for the second quarter ended June 30, 2012.

On a continuing operations basis, which includes the contribution from the Intellectual Property division, net revenues for the 2012 second quarter were $0.2 million compared to $0.5 million in the prior-year period. The decrease in net revenues for the 2012 second quarter as compared to the 2011 second quarter was attributable to the timing of the delivery of manuscripts by Tekno Books.

Loss from continuing operations for the 2012 second quarter was $1.3 million, or $0.06 per share, compared to income from continuing operations last year of $0.3 million, or $0.01 per share. The decrease in net income is primarily due to income from the key-man life insurance of $1.1 million resulting from the death of the former Chief Executive Partner of Tekno Books, Dr. Martin Greenberg during the 2011 second quarter.

Net loss, which includes discontinued operations, was $0.5 million, or $0.02 per share, in the 2012 second quarter, compared to net income of $0.1 million, or $0.01 per share, in the prior-year period. This decrease is primarily due to the above mentioned decrease in net income partially offset by a $0.6 million gain on the sale of the Company’s U.K-based CinemasOnline business which occurred during the 2012 second quarter.

At June 30, 2012, the Company had cash and cash equivalents of $2.4 million and no debt as compared to cash and cash equivalents of $3.7 million and no debt at December 31, 2011.

During the 2012 second quarter, Hollywood Media Corp. announced that as part of an amendment related to the completed sale of its Broadway Ticketing Business (“Theatre Direct”) to Key Brand Entertainment Inc., Key Brand agreed to pay the first $7 million earnout amount to Hollywood Media on or before October 1, 2012 regardless of the actual revenues of Theatre Direct for Key Brand’s fiscal year ended June 30, 2012. Also during the period, the Company sold its U.K.-based CinemasOnline business, formerly included as part of the Ad Sales division.

About Hollywood Media Corp.

Hollywood Media Corp. is comprised primarily of an Ad Sales division, an Intellectual Property division, and various financial assets.

Note on Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth, our ability to realize anticipated revenues and cost efficiencies, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made.

Attached are the following financial tables:

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

Contact:

Investor Relations Department

Hollywood Media Corp.

L. Melheim

ir@hollywoodmedia.com

561-998-8000

 HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,408,472	$3,683,063
Prepaid expenses	353,714	316,430
Other receivables	35,995	77,907
Related party receivable	642,082	443,588
Current portion of deferred compensation	430,000	430,000
Current assets of discontinued operations	-	566,691
Total current assets	3,870,263	5,517,679

PROPERTY AND EQUIPMENT, net	249,970	283,574
INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED INVESTEES	1,413,929	1,573,325
INTANGIBLE ASSETS, net	12,899	17,116
GOODWILL	9,800,000	9,800,000
OTHER ASSETS	242,839	58,628
DEFERRED COMPENSATION, less current portion	733,651	948,651
LONG TERM ASSETS OF DISCONTINUED OPERATIONS	-	23,816
TOTAL ASSETS	$16,323,551	$18,222,789

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$503,632	$387,070
Accrued expenses and other	902,507	646,821
Deferred revenue	164,778	264,228
Current portion of capital lease obligations	18,427	21,829
Current liabilities of discontinued operations	-	1,130,268
Total current liabilities	1,589,344	2,450,216

CAPITAL LEASE OBLIGATIONS, less current portion	10,380	16,203
OTHER DEFERRED LIABILITY	31,601	42,514
DEFERRED REVENUE	25,475	46,200
DERIVATIVE LIABILITIES	1,040,000	1,090,000
LONG TERM LIABILITIES OF DISCONTINUED OPERATIONS	-	2,158

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred Stock, $.01 par value, 1,000,000 shares authorized; none outstanding	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; 23,179,066 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	231,791	231,791
Additional paid-in capital	293,616,319	293,616,319
Accumulated deficit	(280,221,359)	(279,272,612)
Total shareholders' equity	13,626,751	14,575,498
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$16,323,551	$18,222,789

HOLLYWOOD MEDIA CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	SIX MONTHS ENDED		THREE MONTHS ENDED
	June 30,		June 30,
	2012	2011	2012	2011

NET REVENUES	$333,047	$689,123	$156,213	$460,475

OPERATING COSTS AND EXPENSES

Editorial, production, development and technology	282,776	456,903	157,672	293,516
Selling, general and administrative	1,200,978	1,727,449	696,132	527,173
Payroll and benefits	1,250,583	1,610,791	851,862	746,459
Depreciation and amortization	75,164	112,639	37,570	54,990

Total operating costs and expenses	2,809,501	3,907,782	1,743,236	1,622,138

Loss from operations	(2,476,454)	(3,218,659)	(1,587,023)	(1,161,663)

EARNINGS (LOSSES) OF UNCONSOLIDATED INVESTEES	17,815	179,383	(53,982)	115,282

OTHER INCOME (EXPENSE)
Interest, net	513,009	529,278	259,972	259,976
Other, net	(1,674)	1,129,107	32,203	1,129,378

(Loss) income from continuing operations	(1,947,304)	(1,380,891)	(1,348,830)	342,973

Gain (loss) on sale of discontinued operations, net of income taxes	975,973	99,303	778,456	(10,139)
Income (loss) from discontinued operations	22,584	(165,390)	34,166	(175,955)

Income (loss) from discontinued operations	998,557	(66,087)	812,622	(186,094)

Net (loss) income	(948,747)	(1,446,978)	(536,208)	156,879

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	-	(35,338)	-	(28,267)

Net (loss) income attributable to Hollywood Media Corp	$(948,747)	$(1,482,316)	$(536,208)	$128,612

Basic and diluted (loss) income per common share
Continuing operations	$(0.08)	$(0.05)	$(0.06)	$0.01
Discontinued operations	0.04	(0.01)	0.04	-
Total basic and diluted net (loss) income per share	$(0.04)	$(0.06)	$(0.02)	$0.01

Weighted average common and common equivalent shares outstanding – basic and diluted	23,179,066	25,610,007	23,179,066	23,179,066